Exhibit 99.1

Logiq Reports Second Quarter 2022 Financial Results

●	Company completed the spinoff of fintech & mobile solutions offering, GoLogiq, as an independent, publicly traded company

●	Logiq reports solid execution pursuing higher margin businesses with larger customer accounts on a consolidated and segment basis

●	Company focus is on direct-to-customer portal, which was launched in mid-April and is expected to produce significantly higher margins and revenues

NEW YORK, NY -- August 12, 2022 — Logiq, Inc. (OTCQX: LGIQ; NEO: LGIQ), a provider of digital consumer acquisition solutions, today announced its financial results for the second quarter of 2022 ended June 30, 2022, and its outlook for full-year 2022. Results consolidate GoLogiq, Inc. (OTC: GOLQ) financials, which was a Logiq majority-owned business segment until completion of the spinoff on July 27, 2022. Going forward, GoLogiq’s financials will no longer be consolidated with the Logiq’s.

Financial Highlights

●	Consolidated revenues in the quarter were $4.9 million, compared with $8.3 million in the prior year quarter.

●	Consolidated gross margins increased 730 basis points to 36.8%, over the year-ago quarter.

●	GoLogiq (formerly AppLogiq) gross margins increased 1,480 basis points, to 46.5%, year over year. This increase in margin was a result of implementing a strategic shift to targeting high-margin end-customers compared to low-margin high-volume white label resellers, that began in 2020.

●	Logiq (formerly DataLogiq) gross margins increased 350 basis points to 31.9%, over the same quarter last year.

●	Consolidated net loss was $6.5 million, compared with a net loss of $5.0 million in the year-ago quarter.

Operating Highlights

On July 27, the Company announced that it had completed the distribution of GoLogiq (formerly known as Lovarra) spin-off shares to Logiq shareholders of record as of the close of business on December 30, 2021, which marked the full separation of Logiq and GoLogiq into two independent, publicly traded companies.

Management Commentary

Logiq Chief Executive Officer, Brent Suen, commented, “We are pleased with the successful spin-off of our GoLogiq business, through which we transformed our business into two standalone companies. We are confident that going forward this transaction will unlock both companies’ fullest value and create enhanced returns for our shareholders.

“As we noted in our first quarter report, our quarterly revenue remains inconsistent, as was reflected in the second quarter. However, our commitment to executing on our strategy to pursue a higher margin business was reflected in our robust gross margin results.” Mr. Suen added, “Importantly, Logiq is in a transition period in which we are shifting our resources to securing larger corporate customers, in part to capitalize on our Battle Bridge acquisition earlier this year, whose consolidation has synergistically produced a company with a broader range of services and greater depth of expertise – which we believe will enable us to bid on and win far bigger customer accounts. While those sales cycles are longer, I strongly believe that this strategy is gaining solid traction and we fully expect to report strong progress in the months ahead.”

Q2 2022 Financial Highlights

Consolidated revenues in the quarter were $4.9 million, down 40.4% compared to $8.3 million in the prior year period. The Company’s (GoLogiq) CreateApp platform contributed $1.6 million or 32.6% of second quarter consolidated revenue, down 42.6% from $2.8 million in the year-ago quarter. The revenue decrease resulted from a strategic shift to pursue a higher gross margin business, which resulted in attrition of lower margin business and an increase of direct sales/marketing expenses. Logiq’s DataLogiq platform revenues contributed $3.3 million or 67.4% of second quarter consolidated revenue, down 39.3% from $5.5 million in the year ago quarter. The decrease in revenues was primarily due to Medicare enrollment and a newly implemented focus on a direct-to-customer (D2C) portal. The D2C portal reduces the Company’s dependence on third-party aggregators and enables it to go directly to end-consumers via consumer facing portals, such as an Angie’s List or Porch.com, generating considerably higher gross profit margins that can, when scaled, track upwards to 50-60%.

Consolidated gross profit decreased 25.7% to $1.8 million on a 36.8% gross margin in Q2 2022 compared with $2.4 million, or 29.5%, respectively in the prior year quarter.

Total operating expenses increased 5.7% to $8.3 million in Q2 2022 from $7.8 million in the year-ago quarter, primarily due to an increase in general and administrative and sales and marketing expense.

The Q2 2022 net loss was $6.5 million, up from a net loss of $5.0 million in the year-ago quarter. As of June 30, 2022, the Company’s cash, cash equivalents, and restricted cash totaled $0.4 million vs. $1.6 million on December 31, 2021.

Reiterating 2022 Guidance

The Company reiterates its annualized revenue projections for fiscal 2022 to end the year in the range of a $40 million to $50 million run rate, reaching a breakeven EBITDA run rate by the end of 2022 and attaining profitability in early 2023. This forecast is based on the Company’s potential deal pipeline, which originally included M&A and potential partnerships and client relationships. The Company is not currently calculating any further M&A for the year, although management is still comfortable with the aforementioned range of revenues. However, no assurances can be provided that Logiq will enter into any strategic transactions with companies in the pipeline, or that the results of any such transactions will allow the Company to reach this goal.

Conference Call

Logiq management will host a conference call on Friday, August 12, 2022, at 11:00 a.m. Eastern time (8:00 a.m. Pacific time).

To access via webcast: https://viavid.webcasts.com/starthere.jsp?ei=1564186&tp_key=3f6b33c8b2

To access by phone:

Toll-free dial-in number: 1-888-394-8218 International dial-in number: 1-323-701-0225

Please dial into the conference 15 minutes prior to the start time. An operator will register your name and organization.

Replay

A replay of the call will be available after 2:00 p.m. Eastern time on the same day through Friday, August 26, 2022, as well as available for replay via the Investors section of the Logiq website at www.logiq.com/ir

Toll-free replay number:1-844-512-2921 International replay number: 1-412-317-6671 Replay ID: 4016120

About Logiq

Logiq Inc. is a U.S.-based provider of e-commerce and digital customer acquisition solutions by simplifying digital advertising. It provides a data-driven, end-to-end marketing through its results solution or providing software to access data by activating campaigns across multiple channels.

Connect with Logiq: Website | LinkedIn | Twitter | Facebook The Company’s Digital Marketing business includes a holistic, self-serve ad tech platform. Its proprietary data-driven, AI-powered solutions allows brands and agencies to advertise across thousands of the world’s leading digital and connected TV publishers.

Important Cautions Regarding Forward Looking Statements

This press release contains certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the Safe Harbor created by those sections. This press release also contains forward-looking statements and forward-looking information within the meaning of Canadian securities legislation that relate to Logiq’s current expectations and views of future events. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as “will likely result”, “are expected to”, “expects”, “will continue”, “is anticipated”, “anticipates”, “believes”, “estimated”, “intends”, “plans”, “forecast”, “projection”, “strategy”, “objective” and “outlook”) are not historical facts and may be forward-looking statements and may involve estimates, assumptions and uncertainties which could cause actual results or outcomes to differ materially from those expressed in such forward-looking statements. No assurance can be given that these expectations will prove to be correct and such forward-looking statements included in this press release should not be unduly relied upon.

These statements speak only as of the date of this press release. Forward-looking statements are based on a number of assumptions and are subject to a number of risks and uncertainties, many of which are beyond Logiq’s control, which could cause actual results and events to differ materially from those that are disclosed in or implied by such forward-looking statements. In particular and without limitation, this press release contains forward-looking statements regarding our products and services, the use and/or ongoing demand for our products and services, expectations regarding our revenue and the revenue generation potential of our products and services, our partnerships and strategic alliances, potential strategic transactions, the impact of global pandemics (including COVID-19) on the demand for our products and services, industry trends, overall market growth rates, our growth strategies, the continued growth of the addressable markets for our products and solutions, our business plans and strategies, and the valuation and success of the businesses after completion of the transaction, if any, and other risks described in the Company’s prior press releases and in its filings with the Securities and Exchange Commission (SEC) including its Annual Report on Form 10-K and any subsequent public filings, and filings made pursuant to Canadian securities legislation that are available on www.sedar.com, including under the heading “Risk Factors” in the Company’s Canadian Prospectus.

Logiq undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. New factors emerge from time to time, and it is not possible for Logiq to predict all of them, or assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements contained in this press release are expressly qualified in their entirety by this cautionary statement.

Media & Investor Contact

ir@logiq.com

(Financial tables follow)

LOGIQ INC.

Consolidated Balance Sheets

	June 30,	December 31,
	2022	2021
	(Unaudited)	(Audited)
ASSETS
Non-current assets
Intangible assets, net	12,770,005	14,797,196
Property and equipment, net	128,560	153,973
Goodwill	5,577,926	5,577,926
Total non-current assets	18,476,491	20,529,095

Current assets
Amount due from associate	-	7,208,700
Accounts receivable	2,309,247	3,966,086
Right to use assets - operating lease	104,542	91,571
Prepayment, deposit and other receivables	650,750	804,011
Financial assets held for resale	-	681
Restricted cash	20,004	22,513
Cash and cash equivalents	396,385	1,563,752
Total current assets	3,480,928	13,657,314
Total assets	$21,957,419	$34,186,409

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	1,854,497	2,293,858
Accruals and other payables	1,807,996	1,804,131
Deferred revenue	705	10,500
Lease liability - operating lease	104,542	91,571
Deposits received for share to be issued	88,932	401,028
Total current liabilities	3,856,672	4,601,088

Non-Current Liabilities
Other loan	10,000	10,000
Total non-current liabilities	10,000	10,000
Total liabilities	$3,866,672	$4,611,088

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value, 250,000,000 shares authorized, 33,401,334 and 26,350,756 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	3,340	2,635
Additional paid-in capital	85,768,372	82,473,004
Capital reserves	25,010,514	29,349,795
Accumulated deficit brought forward	(92,691,478)	(82,250,113)
Total stockholder’s equity	18,090,748	29,575,321
Total liabilities and stockholders’ equity	$21,957,420	$34,186,409

LOGIQ INC.

Consolidated Statements of Operations

	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Service Revenue	$4,949,976	$8,303,987	$13,055,360	$16,384,299
Cost of Service	3,130,360	5,855,138	9,031,083	11,709,194
Gross Profit	1,819,616	2,448,849	4,024,277	4,675,105

Operating Expenses
Depreciation and amortization	1,030,930	1,030,931	2,061,860	1,720,276
General and administrative	5,637,766	4,992,774	9,238,763	9,137,139
Sales and marketing	572,085	351,992	871,401	721,253
Research and development	1,039,094	1,459,535	2,296,178	2,562,672
Total Operating Expenses	8,279,875	7,835,232	14,468,202	14,141,340

(Loss) from Operations	(6,460,259)	(5,386,383)	(10,443,925)	(9,466,235)

Other (Expenses)/Income, net	(582)	421,189	2,560	419,292

Net (Loss) before income tax	(6,460,841)	(4,965,194)	(10,441,365)	(9,046,943)
Income tax (Corporate tax)	-	(10,441)	-	(10,441)
Net (Loss)	$(6,460,841)	$(4,975,635)	$(10,441,365)	$(9,057,384)

Net (Loss) profit per common share - basic and fully diluted:	(0.1981)	(0.2678)	(0.3538)	(0.5300)

Weighted average number of basic and fully diluted common shares outstanding	32,620,160	18,577,937	29,511,254	17,090,133

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